Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 29, 2024, relating to the consolidated financial statements and financial statement schedules of KKR & Co. Inc. and the effectiveness of KKR & Co. Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of KKR & Co. Inc. for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
New York, NY
May 08, 2024